EX 99.1

p

ANTARES PHARMA ANNOUNCES FULL-YEAR 2020 NET REVENUE GUIDANCE RANGE OF $135 to $155 MILLION

The Company Expects 2019 Net Revenue at Upper End or Exceed Range

of $115 - $120 Million Guidance

EWING, NJ, January 27, 2020 -- Antares Pharma, Inc. (NASDAQ: ATRS) (The Company) today announced 2020 full-year net revenue guidance of $135 to $155 million, which includes a range of potential revenue scenarios for AMAG’s Makena.  In addition, the Company also announced that full-year 2019 revenue is expected to be at the upper end or exceed our revenue guidance of $115 to $120 million.

Robert F. Apple, President and Chief Executive Officer of the Company, stated, “We are extremely pleased with the significant commercial progress we made last year driven primarily by increased prescriptions for XYOSTED along with strong and growing demand for Teva’s generic epipen.  As a result, we believe 2019 full-year reported revenue will be at the upper end or exceed our guidance range of $115 to $120 million.”  He continued, “As we look ahead to 2020, we expect continued strong prescription growth for XYOSTED with managed care contracts in place covering in excess of 70 percent of all commercial lives.  In addition, we anticipate supplying Teva with additional generic epipen devices this year as Teva continues to grow share in the epipen market with recent weekly prescription share as high as 45 percent.  Finally, we anticipate increased contributions from development revenue resulting from the Pfizer and Idorsia collaborations.  Therefore, we believe 2020 full-year revenue will be in a range of $135 to $155 million, which potentially represents more than a 20 percent increase in top-line growth at the mid-point of the range.”

About Antares Pharma

Antares Pharma, Inc. is a combination drug device company focused primarily on the development and commercialization of self-administered parenteral pharmaceutical products using advanced drug delivery auto injector technology.  The Company has a portfolio of proprietary and partnered commercial products with several product candidates in various stages of development, as well as significant strategic alliances with industry leading pharmaceutical companies including Teva Pharmaceutical Industries, Ltd. (Teva), AMAG Pharmaceuticals, Inc. (AMAG), Pfizer Inc. (Pfizer) and Idorsia Pharmaceuticals Ltd. (Idorsia).  Antares Pharma’s proprietary products include XYOSTED® (testosterone enanthate) injection, OTREXUP® (methotrexate) injection for subcutaneous use and Sumatriptan Injection USP, which is distributed by Teva.

SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995

This press release contains forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.  Forward-looking statements are subject to certain risks and uncertainties that can cause actual results to differ materially from those described.  Factors that may cause such differences include, but are not limited to: achievement of the Company’s 2020 and 2019 revenue guidance; market acceptance, adequate reimbursement coverage and commercial success of XYOSTED® and future revenue from the same; successful development including the timing and results of the clinical bridging and Phase 3 clinical trial of the drug device combination product for Selatogrel with Idorsia Pharmaceuticals and FDA and global regulatory approvals and future revenue from the same; market acceptance of Teva’s generic epinephrine auto-injector product and future revenue from the same; our expectations regarding whether the FDA will pursue withdrawal of approval for AMAG Pharmaceuticals Inc.’s Makena® subcutaneous auto injector following the recent FDA advisory committee meeting and future prescriptions, market acceptance and revenue from Makena® subcutaneous auto injector; Teva’s ability to successfully commercialize VIBEX® Sumatriptan Injection USP and the amount of revenue from the same; continued growth of prescriptions and sales of OTREXUP®;  the timing and results of the Company’s or its partners’ research projects or clinical trials of product candidates in development;  actions by the FDA or other regulatory agencies with respect to the Company’s products or product candidates of its partners; continued growth in product, development, licensing and royalty revenue; the Company’s ability to meet loan extension and interest only payment milestones and the ability to repay the debt obligation to Hercules Capital;  the Company’s ability to obtain financial and other resources for its research, development, clinical, and commercial activities and other statements regarding matters that are not historical facts, and involve predictions. These statements involve known and unknown risks, uncertainties and other factors that may cause actual results, performance, achievements or prospects to be materially different from any future results, performance, achievements or prospects expressed in or implied by such forward-looking statements. In some cases you can identify forward-looking statements by terminology such as ''may'', ''will'', ''should'', ''would'', ''expect'', ''intend'', ''plan'', ''anticipate'', ''believe'', ''estimate'', ''predict'', ''potential'', ''seem'', ''seek'', ''future'', ''continue'', or ''appear'' or the negative of these terms or similar expressions, although not all forward-looking statements contain these identifying words. Additional information concerning these and other factors that may cause actual results to differ materially from those anticipated in the forward-looking statements is contained in the "Risk Factors" section of the Company's Annual Report on Form 10-K, and in the Company's other periodic reports and filings with the Securities and Exchange Commission.  The Company cautions investors not to place undue reliance on the forward-looking statements contained in this press release. All forward-looking statements are based on information currently available to the Company on the date hereof, and the Company undertakes no obligation to revise or update these forward-looking statements to reflect events or circumstances after the date of this press release, except as required by law.

Investor Contacts:

Jack Howarth

Vice President, Corporate Affairs

(609) 359-3016

jhowarth@antarespharma.com

2 of 2